Exhibit 10.5
FIRST AMENDMENT TO SUBLEASE AGREEMENT
THIS FIRST AMENDMENT TO SUBLEASE AGREEMENT dated this December 11, 2018 (“First Amendment”) by and between Microchip Technology Incorporated, a Delaware corporation (“Sublessor”) and Credo Semiconductor, Inc., a California corporation (“Sublessee”), collectively referred to as the “Parties”.
RECITALS
A.Sublessor and GI TC 1600 Technology Drive, LLC, a Delaware limited liability company (“Master Lessor”) are parties to an Office Lease dated August 30, 2011, as amended, (“Master Lease”). Pursuant to the Master Lease, Master Lessor has leased to Sublessor the entirety of space (the “Premises”) within the building commonly known as 1600 Technology Drive, San Jose, California 95110 (the “Building”).
B.Sublessor and Sublessee entered into a Sublease Agreement dated July 25, 2018 (“Sublease”). Pursuant to the Sublease, Sublessor has subleased to Sublessee a space currently containing approximately 45,027 rentable square feet on the fourth and fifth floors of the Premises as specifically identified in Sublease Schedules A and B (the “Original Sublease Premises”).
C.Sublessee desires to (i) sublease approximately 25,870 rentable square feet of space on the seventh floor of the Premises and (ii) surrender approximately 19,157 rentable square feet on the fourth floor defined as the “Expansion Sublease Premises” in the Sublease (the “Surrender Space”), and that the Sublease be appropriately amended, and Sublessor is willing to sublease and accept such surrender on the following terms and conditions and subject to the Master Lessor’s consent.
NOW THEREFORE, in consideration of the mutual agreements set forth in this First Amendment and other valuable consideration, Sublessor and Sublessee agree as follows.
1.Surrender and Handover.
1.1Sublessee shall vacate the Surrender Space in accordance with the terms of the Sublease on or prior to December 16, 2018, which is fifteen calendar days immediately preceding the Surrender Effective Date (defined in 1.2 below) and Sublessee shall comply with all obligations under the Sublease respecting the Surrender Space up to the Surrender Effective Date including those provisions relating to the condition of the Surrender Space and removal of all personal property from the Surrender Space.
1.2Effective as of January 1, 2019 (the “Surrender Effective Date”), the Original Sublease Premises is increased from approximately 45,027 rentable square feet of the Premises to approximately 51,740 rentable square feet of the Premises by the (1) elimination of the Surrender Space and (2) addition of the Seventh Floor Premises. As of the Surrender Effective Date, the Surrender Space shall be deemed surrendered to Sublessor, the Seventh Floor Premises accepted in its “as is” condition by Sublessee, and the “Sublease Premises”, as defined in the Sublease and used in this First Amendment shall mean: (1) the Seventh Floor Premises and (2) the approximately 25,870 rentable square feet of space on the fifth floor of the Premises as described in Sublease Schedule A.
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1.3If Sublessee shall holdover in the Surender Space beyond the fifteenth calendar day immediately preceding the Surrender Effective Date, Sublessee shall be liable for Rent and other charges respecting the Surrender Space equal to three times the amount applicable to last month’s Rent for the Surrender Space prorated on a per diem basis and on a per square foot basis for the Surrender Space. Such holdover amount shall not be in limitation of Sublessee’s liability for consequential or other damages arising from Sublessee’s holding over nor shall it be deemed permission for Sublessee to holdover in the Surrender Space nor affect the acceptance of the Seventh Floor Premises by Sublessee.
1.4Upon execution of this First Amendment, Sublessee shall provide Sublessor:
1.4.1a check in the amount of $23,536.55 increasing the pre-paid Rent applicable to the Seventh Floor Premises to an amount equal to the eighth month’s Rent for the Seventh Floor Premises less the eighth month’s Rent for the Surrender Space; and
1.4.2a check in the amount of $42,895 increasing the Sublease Security Deposit to an amount equal to the last two months’ Rent of the Seventh Floor Premises less last two months’ Rent for the Surrender Space.
1.5Within twenty business days after the Surrender Effective Date, employees of Sublessee and Sublessor shall inventory, identify, and list all cubicles, chairs, and other furniture currently located in the Seventh Floor Premises with their conditions and quantities using the form provided in Sublease Schedule D.
2.Seventh Floor Premises.
2.1Sublease section 1(B) is deleted in its entirety and replaced with:
That approximately 25,870 rentable square foot space on the seventh floor of the Building, which space is specifically identified on Schedule B (the “Seventh Floor Premises”).
2.2Sublease section 4(B) ‘Expansion Sublease Premises Term’ is deleted in its entirety and replaced with:
B. Seventh Floor Premises Term: The term of the Seventh Floor Premises shall commence on January 1, 2019 (“Seventh Floor Premises Term”). Unless terminated on an earlier date for reasons permitted under this Sublease, the term of the Seventh Floor Premises shall expire on February 28, 2022.
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2.3Sublease section 6(B) ‘Expansion Sublease Premises Rent’ is deleted in its entirety and replaced with:
B.Seventh Floor Premises Rent:

Months	Rent per SF	Monthly Rent
01 – 07	$0.00	$0.00
08 – 12	$2.65	$68,555.50
13 – 24	$2.90	$75,023.00
25 – 36	$3.00	$77,610.00
37 – 38	$3.05	$78,903.50
2.4Sublease section 6(E) ‘Security Deposit’ is amended by replacing “$256,699.26” with “$299,564.26”.
3.Furniture; Parking; Access Cards.
3.1The third sentence of Sublease section 9 is deleted in its entirety and replaced with:
Sublessor’s Furniture shall consist initially of those cubicles that are presently assembled/disassembled within the Sublease Premises.
3.2Sublease section 10 is amended by deleting the words “one hundred and forty-five (145)” and replacing them with “one hundred eighty (180)”.
3.3Sublease section 12 is amended by: (1) deleting the words “eighty-three (83)” and replacing them with “one hundred three (103)” and (2) deleting the words “two hundred and forty-nine (249)” and replacing them with “three hundred ten (310)”.
4.Other Amendments to Sublease.
4.1The last paragraph of Sublease section 14 is deleted in its entirety.
4.2Sublease Schedule B is deleted in its entirety and replaced with Schedule B attached to this First Amendment.
4.3Each instance of “Expansion Sublease Premises” in the Sublease is replaced with “Seventh Floor Premises”.
5.Master Lessor Consent.
5.1This First Amendment is contingent upon Master Lessor providing its written consent to this First Amendment. If for any reason Master Lessor does not consent to this Frist Amendment, then Sublessor may terminate this First Amendment by providing written notice thereof to Sublessee, whereupon, this First Amendment with respect to the Seventh Floor Premises and the Surrender Space shall be null and void and of no force or effect and the Sublease shall continue in full force and effect with respect to the Surrender Space and the Expansion Sublease Premises as if this Frist Amendment had not been executed.
5.2Neither Sublessor nor any of Sublessor’s agents have made any representation regarding Master Lessor’s approval of or willingness to approve this First Amendment. Sublessee has
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not relied on and will not rely on any alleged representation by Sublessor or any of Sublessor’s agents regarding Master Lessor’s approval of or willingness to approve this First Amendment.
6.General Provisions.
6.1The parties acknowledge and consent to the fact that that Steve Gibson and Cynthia Rotwein with Colliers International are the real estate brokers representing the Sublessor (“Sublessor Brokers”) and Frank Friedrich with Colliers International is the real estate broker representing the Sublessee (“Sublessee Broker”) in this First Amendment transaction. Both Sublessee and Sublessor acknowledge and agree to Colliers International acting in a Dual Agency capacity and Sublessor shall be responsible for the payment of all brokerage commissions. Upon execution of this First Amendment and after receipt of Master Lessor’s consent, Sublessor shall pay the above referenced brokers a fee as stipulated in the listing agreement between Sublessor and Colliers International. Both Parties represent that they have no obligation to any other brokers, and each party shall defend, indemnify and hold harmless the other Party from any claims by any other broker to any fee, commission or other compensation.
6.2This First Amendment, including the attached Schedule B (Seventh Floor Sublease Premises), sets forth the entire agreement between the parties with respect to the matters set forth herein. Unless otherwise set forth in this First Amendment, all other terms and conditions of the Sublease are and remain unchanged. In the case of any inconsistency between the provisions of the Sublease and this First Amendment, the provisions of this First Amendment shall govern and control.
6.3The capitalized terms used in this First Amendment shall have the same definitions as set forth in the Sublease to the extent that such capitalized terms are defined therein and not redefined in this First Amendment.
6.4This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Electronic signatures shall be valid and effective to bind the party so signing.
IN WITNESS WHEREFORE, Sublessor and Sublessee have caused this First Amendment to the Sublease Agreement to be duly executed as of the date first set forth above.

SUBLESSEE:		SUBLESSOR:
Credo Semiconductor, Inc.		Microchip Technology Incorporated

Signature:	/s/ William Brennan	Signature:	/s/ Andrew Morris
Name:	William Brennan	Name:	Andrew Morris

Title:	CEO	Title:	Sr Mgr Risk Loss

Date:	12/10/18	Date:	12/11/18
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Schedule B
Seventh Floor Sublease Premises
25,870 RSF